FOR IMMEDIATE RELEASE

Contact:	Roger D. Plemens
President and Chief Executive Officer
(828) 524-7000

ENTEGRA FINANCIAL CORP. ANNOUNCES

POSTPONEMENT OF ITS FOURTH QUARTER 2018 FINANCIAL RESULTS

AND CONFERENCE CALL

Franklin, North Carolina, January 16, 2019 — Entegra Financial Corp. (“Entegra”) (NASDAQ: ENFC), the holding company for Entegra Bank (“Entegra Bank”), today announced that it will postpone the release of its financial results for the fourth quarter and year ended December 31, 2018, until after the stock market closes on January 24, 2019, in order to complete its review, together with the Audit Committee of Entegra’s Board of Directors, of a possible impairment charge to Entegra’s goodwill.

On January 15, 2019, Entegra and SmartFinancial, Inc. (“SmartFinancial”) announced their entry into an Agreement and Plan of Merger with CT Merger Sub, Inc., a direct, wholly-owned subsidiary of SmartFinancial (“Merger Sub”), pursuant to which, on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Entegra (the “Merger”), with Entegra surviving the Merger (Entegra as the surviving entity of the Merger, the “Surviving Company”). As soon as reasonably practicable following the Merger and as part of a single integrated transaction, SmartFinancial will cause the Surviving Company to be merged with and into SmartFinancial (the “Second Step Merger”), with SmartFinancial as the surviving entity, on the terms and subject to the conditions set forth in the Merger Agreement. Immediately following the Second Step Merger, Entegra Bank will merge with and into SmartBank, a Tennessee state bank and a wholly-owned subsidiary of SmartFinancial (the “Bank Merger” and, together with the Merger and the Second Step Merger, the “Mergers”).

In connection with the announcement of the Mergers, Entegra may be required to take an impairment charge to goodwill, which (if taken) would reduce shareholder equity and increase charges against income for 2018; Entegra is working to determine if such an impairment charge is required and, if so, the amount.

The Company also will postpone until 8:30 a.m. EDT on Friday, January 25, 2019 the conference call to discuss such financial results and business highlights.

To join the call, dial (800) 220-9875 and use the conference number 30134427#. The earnings release and materials related to the conference call will be available within the “Investor Relations” section of the Company’s website, www.entegrabank.com.

About Entegra Financial Corp. and Entegra Bank

Entegra Financial Corp. is the holding company of Entegra Bank. Entegra’s shares of common stock trade on the NASDAQ Global Market under the symbol “ENFC.”

Entegra Bank operates a total of 18 branches located throughout the Western North Carolina counties of Cherokee, Haywood, Henderson, Jackson, Macon, Polk and Transylvania, the Upstate South Carolina counties of Anderson, Greenville, and Spartanburg and the Northern Georgia counties of Pickens and Hall. The Bank also operates loan production offices in Asheville, NC, and Clemson, SC. For further information, visit the Bank’s website www.entegrabank.com.

Forward-Looking Statements

Certain of the statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” and “estimate,” and similar expressions, are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking, including statements about the benefits to Entegra and SmartFinancial of the proposed merger, Entegra’s and SmartFinancial’s future financial and operating results and their respective plans, objectives, and intentions. All forward-looking statements are subject to risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of Entegra and SmartFinancial to differ materially from any results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties, and other factors include, among others, (1) the risk that the cost savings and any revenue synergies from the proposed merger may not be realized or take longer than anticipated to be realized, (2) the risk that the cost savings and any revenue synergies from recently completed mergers may not be realized or may take longer than anticipated to realize, (3) disruption from the proposed merger, or recently completed mergers, with customer, supplier, or employee relationships, (4) the occurrence of any event, change, or other circumstances that could give rise to the termination of the merger agreement, (5) the failure to obtain necessary shareholder or regulatory approvals for the merger, (6) the possibility that the amount of the costs, fees, expenses, and charges related to the merger may be greater than anticipated, including as a result of unexpected or unknown factors, events, or liabilities, (7) the failure of the conditions to the merger to be satisfied, (8) the risk of successful integration of the two companies’ businesses, including the risk that the integration of Entegra’s operations with those of SmartFinancial will be materially delayed or will be more costly or difficult than expected, (9) the risk of expansion into new geographic or product markets, (10) reputational risk and the reaction of the parties’ customers to the merger, (11) the risk of potential litigation or regulatory action related to the merger, (12) the dilution caused by SmartFinancial’s issuance of additional shares of its common stock in the merger, and (13) general competitive, economic, political, and market conditions. Additional factors which could affect the forward-looking statements can be found in Entegra’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, or SmartFinancial’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, in each case filed with the SEC and available on the SEC’s website at http://www.sec.gov. Entegra and SmartFinancial disclaim any obligation to update or revise any forward-looking statements contained in this communication, which speak only as of the date hereof, whether as a result of new information, future events, or otherwise.

Additional Information About the Proposed Transaction and Where to Find It

Investors and security holders are urged to carefully review and consider each of Entegra’s and SmartFinancial’s public filings with the SEC, including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K, and their Quarterly Reports on Form 10-Q.

The documents filed by Entegra with the SEC may be obtained free of charge at Entegra’s Investor Relations website at www.snl.com/IRW/CorporateProfile/4290505 under the heading “SEC Filings. The documents filed by SmartFinancial with the SEC may be obtained free of charge at SmartFinancial’s website at www.SmartFinancialinc.com, under the heading “Investors,” the subheading “Documents,” and the subheading “Regulatory Filings.” The documents filed by each of Entegra and SmartFinancial can also be found at the SEC’s website at www.sec.gov. The Entegra documents may be obtained free of charge from Entegra by requesting them in writing to Entegra Financial Corp., 14 One Center Court, Franklin, North Carolina 28734, or by telephone at (828) 524-7000. The SmartFinancial documents may be similarly obtained free of charge from SmartFinancial by requesting them in writing to SmartFinancial, Inc., 5401 Kingston Pike, Suite 600, Knoxville, Tennessee 37919, or by telephone at (865) 453-2650.

Participants in the Solicitation

Entegra, SmartFinancial and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Entegra and SmartFinancial shareholders in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of Entegra may be found in the definitive proxy statement for Entegra’s 2018 annual meeting of shareholders, filed by Entegra with the SEC on April 2, 2018. Information about the directors and executive officers of SmartFinancial may be found in the definitive proxy statement for SmartFinancial’s 2018 annual meeting of shareholders, filed with the SEC by SmartFinancial on April 2, 2018, and other documents subsequently filed by SmartFinancial with the SEC. Additional information regarding the interests of these participants will also be included in the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. Free copies of these documents may be obtained as described in the paragraph above.